Exhibit 5.1

(Wilson Sonsini Goodrich & Rosati P.C. Letterhead)

February 12, 2020

BioCardia, Inc.

125 Shoreway Road, Suite B

San Carlos, CA 94070

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BioCardia, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 762,824 shares of your common stock, par value $0.001 per share (the “Shares”), outstanding or reserved for issuance pursuant to the 2016 Equity Incentive Plan, as amended (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, /s/ Wilson Sonsini Goodrich & Rosati, P.C. WILSON SONSINI GOODRICH & ROSATI Professional Corporation

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